Exhibit 3.3

State of Delaware Secretary of State Division of Corpora tions Delivered 03:13 Pi\1 03/1212020 FILED 03:13 Pi\1 03/1212020 SR 20202099875 - FileN umber 7061643 STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and ex1stmg under and by virtue of the General Corporation Law ofthe State of Delaware does hereby certify: FIRST: That at a meeting of the Board of Directors of Star Intermediate I, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of sa id corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amend ment is as follows: RESOLVED, that the Certificate of Incorporation of thi s corporation be amended by changing the Article thereof numbered " F_i_rs_t_ " so that, as amended, said Article shall be and read as follows: SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meetin g the necessary number of shares as required by statute were voted in favor of the amendment. THIRD: That said amendment was du ly adopted in accordance wit h the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said corporation has caused t his cert ificate to be , 20 signed this 12th day of March By: /s/ Colleen Haley Authorized Officer Title:Colleen Haley Name: Corporate Secretary Print or Type D EO ll - 08/27/2007 C T System Online The name of the corporat io n is Dun & Bradstreet Holdings, Inc.